Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made on May 10, 2007, by and between, Q.B.I. Enterprises Ltd. (the “Company”) and Juliana Friedman, Israeli I.D. number 131114871 (the “Executive”);

WITNESSETH THAT:

WHEREAS, the Executive is currently an employee of the Company pursuant to an employment agreement between the Executive and the Company dated February 1 st , 1998, as amended form time to time, (the “Prior Agreement”);

WHEREAS, the Company and the Executive desire to amend and document the terms of employment of the Executive effective as of January 1, 2007 (the “Effective Date”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

1.   Performance of Services . The Executive’s employment with the Company shall be subject to the following:

(a)  Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive in the position of Senior Vice President, Strategy and Planning of the Company and of its parent company Quark Biotech Inc. (“Quark”) and the Executive hereby agrees to remain employed by the Company in such position.

(b)  While the Executive is employed by the Company, the Executive shall devote her full time and best efforts, energies and talents to serving the Company and shall not be engaged in any other employment nor engage in any other business activities for any other person, firm or company without the prior written consent of the Company.

(c)  The Executive shall report to the Chief Executive Officer of the Company and of Quark (the “CEO”) and shall perform the duties, undertake the responsibilities and exercise the authority customary for an employee in the Executive’s position and shall perform such additional duties as may be assigned to him by the CEO.

(d)  The Executive agrees that she shall perform her duties faithfully and efficiently subject to the direction of the CEO. The Executive’s duties shall include providing services for both the Company and its Affiliates (as defined below) as determined by the Company. For purposes of this Agreement, the term “Affiliate” shall mean Quark and any corporation, partnership, joint venture or other entity in which at least a fifty percent interest in such entity is owned, directly or indirectly, by Quark or the Company.

(e)  The Executive’s place of employment shall be in Israel, provided that the Company may require the Executive to travel outside Israel in order to fulfill her duties with the Company and Quark. The Executive may perform part of her duties at home.

(f)  The Executive’s position is a “senior managerial position”, as defined in the Israeli Work and Rest Hours Law, 1951, and requires a high level of trust. Accordingly, the provisions of said law shall not apply to the Executive and the Executive agrees that she may be required to work beyond the regular working hours of the Company, for no additional compensation other than as specified in this Agreement.

(g)  The employment of the Executive under this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of Section 5 below (the “Employment Period”).

2.   Compensation and Benefits. Subject to the terms of this Agreement, during the Employment Period, the Company shall compensate the Executive for her services as follows:

(a)  Base Salary. The Executive shall receive base salary at a monthly rate of 35,159 New Israeli Shekel (“NIS”), inclusive of travel expenses to which the Executive is entitled in accordance with applicable laws. Said salary and travel expenses shall be paid in arrears by the 9 th day of each month in respect to a preceding month in which the Executive was in employment (the “Salary”). The Salary will be adjusted from time to time in accordance with the cost of living increments (Tossefet Yoker) which apply to all Employees in Israel.

(b)  Stock Awards. If an award in the form of a stock options (“Stock Options”) is granted to the Executive, it will be made in accordance with the terms and principles detailed in Quark’s Stock Option Plan for Israeli Employees. The Stock Options will be granted under Quark’s standard stock option agreement for Company employees to be entered into between the Executive and Quark.

(c)  Managers’ Insurance. During the Employment Period, the Company shall take out a Managers’ Insurance (Bituach Menahalim) policy and shall contribute thereto, on a monthly basis, 18.33% of the Executive’s monthly Salary, 8.33% of which shall be in respect of severance compensation (the “Severance Component”), 5% of which shall be in respect of pension, and 5% of which shall be deducted by the Company from the monthly payment of the Executive’s Salary as the Executive’s contribution to said Managers’ Insurance. The parties acknowledge and agree that in accordance with Section 14 to the Severance Pay Law 5723-1963, the allocation to Managers’ Insurance under this Section 2(c) shall be in lieu of severance pay according to the Severance Pay Law that Executive may be entitled to.

(d)  Disability . During the Employment Period, the Company shall take out Disability Insurance (Ovdan Kosher Avoda) as in effect immediately prior to the Effective Date and contribute thereto, on a monthly basis, 2.5% of the Executive’s monthly Salary.

(e)  Education Fund .. During the Employment Period, the Company shall contribute to an Education Fund (Keren Hishtalmut) , on a monthly basis, 7.5% of the

Executive’s monthly Salary, subject to the Executive’s contribution of an additional 2.5% of her monthly Salary. All tax obligations related to the Education Fund shall be borne by the Executive.

(f)  Recreation Funds. During the Employment Period, the Company shall provide and pay the Executive Recreation Funds (Dmei Havra’ ah) at the rate required by applicable law and regulations.

(g)   Vacation. During each calendar year during the Employment Period, the Executive shall be entitled to 22 working days of vacation (or a pro rata number of days for any partial year that occurs during the Employment Period) determined in accordance with applicable employment laws of Israel and Company policies on dates to be coordinated with the Company in advance. The Executive shall not be entitled to receive from the Company any Sabbatical Year Leave.

(h)  Sick Leave. The Executive shall be entitled to sick leave pursuant to the Sick Pay Law – 1976.

(i)   Use of Company Car. During her employment with the Company hereunder, the Executive shall have the use of a Company car free of charge. Any income tax which may be assessed on such use of the car shall be for the account of the Company. The Executive will be responsible for the payment of fines (if any) imposed with respect to the use of the car by her.

(j)   Expenses. The Company will pay or reimburse Executive for reasonable travel or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder in accordance with the Company’s established policies (including reimbursement for telephone expenses). Executive shall furnish the Company with evidence of the incurrence of such expenses within a reasonable period of time from the date that they were incurred.

(k)   Use of Company Cell Phone. During her employment with the Company hereunder, the Executive shall have the use of a Company cell phone free of charge. Any income tax which may be assessed on such use of the cell phone shall be for the account of the Company.

(l)   Taxes. All sums mentioned in this Agreement are pre-tax. The Executive shall bear and pay any and all taxes imposed on her Salary, the Stock Options and any all benefits hereunder.

3.   Termination. The Executive’s employment with the Company during the Employment Period may be terminated under the following circumstances:

(a)  Death. The Executive’s employment hereunder shall terminate upon her death.

(b)  Disability. If the Executive becomes Disabled, the Company may terminate her employment with the Company. For purposes of this Agreement, the Executive shall be deemed to be “Disabled” if she has a physical or mental disability which renders her incapable of performing substantially all of her duties hereunder for a period of 90 days (which need not be consecutive) in any 12-month period. In the event of a dispute as to whether the Executive is Disabled, the Company may, at its expense, refer her to a licensed practicing physician of the Company’s choice and the Executive agrees to submit to such tests and examination as such physician shall deem appropriate. The determination of such physician shall be final and binding on the Company and Executive.

(c)  Cause. The Company may terminate the Executive’s employment hereunder immediately and at any time for Cause by written notice to the Executive detailing the basis for the Cause termination. For purposes of this Agreement, “Cause” means (i) gross negligence or willful failure by the Executive to perform her duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii) willful misconduct by the Executive which is materially injurious to the Company or its Affiliates, monetarily or otherwise, (iii) the engaging by the Executive in egregious misconduct involving moral turpitude to the extent that her creditability and reputation no longer conforms to the standard of senior executives of the Company and its Affiliates, (iv) the commission by the Executive of an act of dishonesty or breach of trust; or (v) a material breach of this Agreement.

(d)  Termination by Executive. The Executive may terminate her employment hereunder at any time for any reason by giving the Company prior written notice not less than 120 days prior to such termination.

(e)  Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the parties.

(f)  Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time for any reason by giving the Executive prior written notice not less than 120 days prior to such termination. During the Notice Period, the Executive will continue in the employ of the Company pursuant to the terms of this agreement and to receive the Salary and other benefits hereunder. Notwithstanding the above, the Company may, at any time during any Notice Period, waive at its sole discretion, the Executives obligation to continue in the employment of the Company and to forthwith terminate her employment hereunder, by paying the Executive an amount equal to the Executive’s Salary multiplied by the number of months remaining until the end of the applicable Notice Period.

(g)  Date of Termination. “Date of Termination” means the last day that the Executive is employed by the Company under the terms of this Agreement under circumstances in which her employment is terminated in accordance with one of the foregoing provisions of this paragraph 3.

4.   Rights Upon Termination .

(a)  In the event of Termination for any reason, the Company shall:

(i)  Pay the Executive’s Salary for the period ending on the Date of

Termination.

(ii)  Transfer to the Executive, within 30 days following Date of Termination, any and all allocations accrued under her Managers’ Insurance and Educational Fund.

(b)  Notwithstanding any provision of this Section 4 to the contrary, the Company shall have no obligation to transfer or release the Severance Component of the Managers’ Insurance in circumstances where Israeli laws denies the Executive’s right to severance payment by pursuant to Sections 17 to the Israeli Severance Payment Law 5723 – 1963.

(c)  The Company and Executive agree and acknowledge that in the event the Company transfers ownership of the Manager’s Insurance to the Executive, that such transfer shall constitute the payment of any severance pay the Company is required to pay to the Executive pursuant to the Severance Pay Law (5727-1963).

5.   Confidentiality and Non-competition. In consideration for the payments and benefits contemplated by Section 2, the Executive acknowledges and agrees that simultaneous with the execution of this Agreement, she will be required to execute and comply with the Non-competition and Proprietary Information Agreement in the form attached to this Agreement as Exhibit B.

6.   Representations and Warranties.

(a)  The Executive represents and warrants that: (i) the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement or other instrument to which she is a party or by which she is bound, including without limitation, any confidentiality or non competition agreement, and do not require the consent of any person or entity; (ii) she shall not utilize, during her employment with the Company any proprietary information of any of her previous employers.

(b)  The Executive shall inform the Company, immediately upon becoming aware of every matter in which she or a member of her immediate family or affiliate has a personal interest or which might create a conflict of interests with her duties to the Company.

7.   Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

8.   Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

To the Company:

Q.B.I. Enterprises Ltd.
PO Box 741,
Nes Ziona 74106
Israel
Attn: Dr. Daniel Zurr

To the Executive:

Juliana Friedman, at the most recent address shown in the records of the Company.

Notices hereunder shall be deemed to be effective (a) upon receipt if delivered personally, (b) on the tenth (10 th ) day following the date of mailing if sent by registered or certified air mail; (c) on the second (2 nd ) day following the date of transmission or delivery to the overnight courier if sent by overnight courier; and (d) on the next day after the date sent by facsimile (with receipt confirmation). A party may change its address listed above by sending notice to the other party in accordance with this Section 8.

9.   Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

10.   Waiver of Breach. No waiver of any party hereto of a breach of any provision of this Agreement by any other party will operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

11.   Amendment. This Agreement may not be amended, modified or canceled other than by a written instrument executed by both Parties, or by their duly authorized representatives.

12.   Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

13.   Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the Executive and the Company or its Affiliates relating to the subject matter hereof.

14.   Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Israel without regard to principals of conflict of laws. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in Israel.

15.   Acknowledgement by Executive. The Executive represents to the Company that she is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that she has read this Agreement and that she understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement; she has been given a reasonable time to review it, to consult with counsel of her choice, and to negotiate at arm’s-length with the Company as to the contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto.

IN WITNESS WHEREOF, the Executive has hereunto set her hand and the Company has caused these presents to be executed in its name and on its behalf, as of the date above first written.

EXECUTIVE	Q.B.I. ENTERPRISES LTD.

/s/ Juliana Friedman	By	/s/ Daniel Zurr
Juliana Friedman

QBI ENTERPRISES, LTD.

QUARK BIOTECH, INC.

NON-COMPETITION AND PROPRIETARY
INFORMATION AGREEMENT

This Non-Competition And Proprietary Information Agreement, is made as of the 10 th day of May, 2007, by and between QBI Enterprises, Ltd., a corporation organized under the laws of Israel ( “QBI” ) and its parent company Quark Biotech Inc., a California corporation ( “Quark Biotech” ), (together, the “Company” ), and Juliana Friedman, an employee of QBI (the “Employee”).

As an employee of QBI and in consideration of the compensation now and hereafter paid to me by QBI, I agree to the following:

1.                     Confidential Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of Quark Biotech (the “Board” ), any trade secrets, confidential knowledge, data or other proprietary information (collectively refereed to as the “Confidential Information” ) relating to products, processes, know-how, designs, formulas, development of experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to the business of the Company. I understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employers or companies, if any and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to my former or concurrent employers or companies, if any unless consented to in writing by such employers or companies.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Board.

2.                     Retaining and Assigning Inventions and Original Works.

(a) Inventions and Original Works Retained by Me.  I have attached hereto, as Exhibit A, a list describing all patents, patent applications, inventions, improvements, developments, original works of authorship, trademarks, trademark applications, copyrights, copyright applications, trade secrets or other proprietary information which were made by me prior to my employment with the Company, (collectively referred to as “Prior Inventions”) which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention or creation in which I have an interest, The Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such invention or creation as part of or in connection with such product, process or machine.

(b) Inventions and Original Works Assigned to the Company.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, discoveries, improvements, technology, trade-secrets, computer programs, know-how, designs, formulas, original works of authorship, or any other confidential materials, data, information, or instructions, technical or otherwise and whether or not patentable or registrable under copyright or similar laws and whether or not reduced to practice (collectively referred to as “Inventions”), which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company. I recognize, however that to the extent I am employed in California, Section 2870 of the California Labor Code exempts from this provision and Inventions that I develop entirely on my own time, without using the Company’s equipment, supplies, facilities, or trade secret information except for those Inventions that either relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company’s or results from any work performed by me for the Company.

I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA Section 101).

(c) Inventions Assigned to the United States.  I agree to assign to the United States government or other third party all my right, title, and interest in and to any and all Inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States or other third party by a contract between the Company and the United States or any of its agencies or such third parties.

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(d) Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Obtaining Letters Patent and Copyright Registrations.  I agree that, whenever requested by the Company, I shall assist the Company, or its designee, in obtaining United States or foreign letters patent and copyright registrations as the case may be, covering Inventions assigned hereunder to the Company, and I shall execute any patent or copyright applications or such other documents as the Company, or its counsel, to apply for and obtain such letters patent or copyrights.

I agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance.

If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign letters patents or copyright registrations, as the case may be, covering Inventions assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

I hereby waive and quitclaim to the Company and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations assigned hereunder to the Company.

(f) Exception to Assignments. To the extent that I am employed in California, I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (See Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in Subparagraph 2(b) above; and I will at the time provide to the Company all evidence necessary to substantiate that belief. I understand that that the Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the Company relating to Inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

3. Conflicting Employment.  I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity that is directly related to the business in which the Company is now involved

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or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

4. Restriction on Competing Activities.  Beginning on the date I commence my employment with the Company and ending twelve months after the end of my employment with the Company (the “Non-Competition Period”), I will not, directly or indirectly, alone or as a partner, officer, director, owner, employee, or consultant of any business or other entity, be engaged in any business or other enterprise that competes, directly or indirectly, in any way with the Company’s business as currently conducted or as may be conducted on the date my employment with the Company terminates.

5. Returning Company Documents.  I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3(d). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6. Notification of New Employer.  In the event that I leave the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Non-Solicitation.  I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or any customers, clients, or other entities to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees, customers, or clients of the Company, either for myself or for any other person or entity.

8. Conflict of Interest Guidelines.  I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9. Representations.  I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

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10. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Israel. I hereby expressly consent to the personal and exclusive jurisdiction of the appropriate courts in Israel (as applicable) for any lawsuit filed by me against the Company or against me by the Company arising from or relating to this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and all prior representations, understandings, and agreements concerning the subject matter of this Agreement have been merged into this Agreement. Any subsequent changes in my duties, salary, or compensation will not effect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:	10 May 2007

/s/ Juliana Friedmann
Signature

Juliana Friedmann
TYPE NAME
Witness:

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Exhibit A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☐  No inventions or improvements

☐  Additional Sheets Attached

By:
TYPE NAME

Date:

Exhibit B

CALIFORNIA LABOR CODE SECTION 2870
 INVENTION ON OWN TIME – EXEMPTION FROM AGREEMENT

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Exhibit C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Quark Biotech, Inc., Q.B.I. Enterprises Ltd. and their subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employment and Proprietary Information, Agreement I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that, in compliance with the Employment and Proprietary Information, Agreement, for twelve (12) months from this date, (i) I will not, directly or indirectly, be engaged in any business or other enterprise that competes, directly or indirectly, in any way with the Company’s business (ii) hire any employees of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

By:

TYPE NAME

Exhibit D

CONFLICT OF INTEREST GUIDELINES

It is the policy of Quark to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1.    Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended.

2.    Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.    Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.    Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.    Initiating or approving any form of personal or social harassment of employees.

6.    Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.    Borrowing from or lending to employees, customers or suppliers.

8.    Acquiring real estate of interest to the Company.

9.    Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.  Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.  Making any unlawful agreement with distributors with respect to prices.

12.  Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.  Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

[Translated from Hebrew]

Addendum and Amendment of Conditions of Employment Agreement of May 10, 2007
Executed on _____

Between:	QBI Enterprises Ltd. (hereinafter: the “Company”)
And:	Mrs. Yuliana Friedman (hereinafter: the “Employee”)

Whereas:	The Company and the Employee have executed an employment agreement dated May 10, 2007, which has been amended by the Parties from time to time (hereinafter: the “Employment Agreement”); and
Whereas:	The Parties wish to amend the conditions of the employment agreement;

Therefore, it is agreed between the Parties as follows:

1.	Section 3 of the Agreement - the Employee's monthly salary, as of September 1, 2008, shall be in the sum of NIS 40,000 per month.
2.
The Parties have agreed that as of September 1, 2008, they shall adopt the conditions of section 14 of the Severance Pay Law and the conditions of the General Approval regarding employer payments into pension funds and insurance funds in lieu of severance pay. For the purposes of the aforesaid, the Parties shall execute Appendix A attached hereto.  (For the avoidance of doubt it is clarified that the salary increase under this Addendum shall be subsequent to adoption of the aforesaid conditions, i.e., it shall not apply to severance pay obligations owing for the period preceding the adoption of the conditions of section 14).

3.	Except to the extent otherwise provided in this Addendum, the rest of the conditions of the employment agreement shall remain unchanged and in full force.

In witness whereof, we have hereunto set our hands:

The Company	The Employee
/s/ D. Zurr	/s/ Y. Friedman

Appendix A
(Section 14 of the Severance Pay Law, 5723-1963)

Between:	Q. B.I. Enterprises Ltd. (hereinafter: the “Employer”)
And:Yuliana Friedman (hereinafter: the “Employee”)
Whereas
The Employer and the Employee have agreed to adopt the conditions of the General Approval regarding Employer Payments into Pension Funds and Insurance Funds in lieu of Severance Pay, published in Yalkut Pirsumim 4659 of June 30, 1998 (and amended in Yalkut Pirsumim 4803 of August 23, 1999 and in Yalkut Pirsumim 4970 of March 12, 2001), the full wording of which is attached to this Agreement and constitutes an integral part hereof (hereinafter: the “General Approval”); and

Whereas
Pursuant to the conditions of the General Approval, the Employer's payments into a pension fund and/or insurance fund in the amounts and on the conditions set out in the General Approval shall be in lieu of the severance pay owing to the Employee for the salary from out of which the aforesaid payments are made, and for the period so paid, all as set out in the conditions of the General Approval.

Therefore, the Parties declare, stipulate and agree as follows:

1.	Preamble; Interpretation

1.1	The preamble to this Agreement and the General Approval constitute an integral part of this Agreement.

1.2	All of the terms in this Agreement shall be interpreted as defined in the General Approval, unless otherwise defined in the Agreement.

2.	Employer's Undertaking

2.1
The Employer shall transfer payments for the Employee into pension funds and/or insurance funds and/or provident funds for severance pay, as set out below [where necessary, delete whichever is inapplicable]:

2.1.1	Insurance fund of	Migdal	Insurance Company Ltd.

2.1.2	Pension fund	Makefet Veteran Gift	and supplement for provident fund for severance pay	Dor Berger Migdal

2.2	In the event of amendment of the Employee's salary and/or marital status, the Employer's provisions for such payments shall be adjusted without requiring the execution of a separate agreement.

2.3
The Employer hereby waives, in advance, any right that it may have to refund of any monies from its payments unless the Employee withdraws monies from the pension fund or insurance fund other than due to an entitling event as defined in the General Approval, or if his employment with the Employer is terminated under circumstances in which a competent judicial instance has denied his entitlement to severance pay under the provisions of the Severance Pay Law, 5723-1963.

3.	Employee’s Declarations

The Employee hereby declares and confirms that it is aware and agrees that subject to the performance of the Employer's obligations under the Agreement and the conditions of the General Approval, the Employer's payments as set out in section 2 above shall be in lieu of the severance pay owed to the Employee for the salary from which the aforesaid payments were made, and for the period in which they were made.

4.	General Approval

The following is the wording of the General Approval as published in Yalkut Pirsumim 4659 of June 30, 1978 (following amendment in Yalkut Pirsumim 4803 of August 23, 1999 and in Yalkut Pirsumim 4970 of March 12, 2001).

By virtue of my authority pursuant to section 14 of the Severance Pay Law, 5723-1963, (hereinafter: the “Law”), I certify that payments made by the Employer as of the date of publication of this Certificate, for the Employee, into a comprehensive pension in an annuity fund which is not an insurance fund as defined in the Income Tax (Rules for Approval of and Management of Pension Funds) Regulations, 5724-1964 (hereinafter: a “Pension Fund”), or into an executive insurance policy which includes the ability to pay an annuity or a combination of payments into an annuity plan and a plan which is not an annuity plan, into such insurance fund (hereinafter: an “Insurance Fund”), including payments made by combining payments into a Pension Fund and an Insurance Fund, whether the Insurance Fund contains an annuity plan or not (hereinafter: “Employer Payments”) shall stand in lieu of the severance pay owing on the Salary out of which the aforesaid payments are made, and for the period paid (hereinafter: the “Severance Salary”), provided that all of the above exist:

(1)           Employer's Payments –

(a)
Into a Pension Fund shall be no less than 14.33% of the Severance Salary or 12% of the Severance Salary if the Employer also makes payments for the Employee, in addition to the above, for supplementation of severance pay into a severance pay pension fund or an Insurance Fund in the Employee’s name in the rate of 2.33% of the Severance Salary.  Where the Employer has not paid the aforesaid 2.33% in addition to the 12%, the Employer’s payments shall stand in lieu of 72% of the Employee’s severance pay only.

(b)	Into an Insurance Fund are no less than one of the following:
(1)
13.33% of the Severance Salary, if the Employer pays for the Employee, in addition to the above, for monthly salary assurance in the event of loss of capacity to work, under a plan approved by the Commissioner for Capital Markets, Insurance and Savings at the Ministry of Finance, in the rate required to assure 75% of the Severance Salary at least, or in the rate of 2.33% of the Severance Salary, whichever is the lesser (hereinafter: “Payment for Insurance of Loss of Capacity to Work”);

(2)
11% of the Severance Salary if the Employer also makes Payment for Insurance of Loss of Capacity to Work, in which case the Employer’s payments shall stand in lieu of 72% of the Employee’s severance pay only. Where the Employer, in addition to the above, makes payments in supplementation of severance pay into a severance pay pension fund or an insurance fund in the Employee’s name, in the rate of 2.33% of the Severance Salary, the Employer’s payments shall stand in lieu of 100% of the Employee’s severance pay.

(2)	No more than three months after the commencement of the Employer’s payments, a written agreement is entered into between the Employer and the Employee containing –

(a)
The Employee's consent to an arrangement under this Approval in a form setting out the Employer's payments to the Pension Fund or Insurance Fund, as the case may be, such agreement to also contain the wording of this Approval;

(b)
The employer's waiver, in advance, of any right that it might have to refund of monies from its payments, unless the employee's right to severance pay is denied in a judgment under section 16 or 17 of the Law and in the event that it is so denied or that the Employee has withdrawn monies from the pension fund or insurance fund other than with respect to an entitling event: For this purpose, “entitling event” – death, disability or retirement at age sixty or above.

(3)
This Approval shall not derogate from an employee’s right to severance pay under the Law, under a collective agreement, extension order or employment contract, in respect of salary above the exempt salary.

5.	Termination of Agreement

The Agreement shall apply to the Employer's payments commencing on 9/1/2008 and shall remain in force for so long as the Employer is making payments in accordance with section (1) of the conditions of the General Approval.

In witness whereof, we have hereunto set our hands, this

Employer	Employee
/s/ D. Zurr	/s/ Y. Friedman